Exhibit 10.19

Non-Employee Director Compensation

We currently pay our non-employee directors an annual retainer of $35,000, plus $1,000 per day for attendance at meetings of the Board of Directors or $500 if the meeting is telephonic. Our lead director is paid an additional annual retainer of $15,000. Pay for attendance at meetings of the Audit Committee of the Board of Directors by the Chairperson of the Committee is $1,500 per day or $750 if the meeting is telephonic and for other Board of Director attendees is $1,000 per day or $375 if the meeting is telephonic. Pay for attendance at meetings of the Compensation Committee and Nominating Governance Committee of the Board of Directors by the Chairperson of the Committee is $1,500 per day or $750 if the meeting is telephonic and for other Board of Director attendees is $750 per day or $375 if the meeting is telephonic. Each Chairperson of a Committee of the Board of Directors also receives an annual retainer. The annual retainer for the Audit Committee Chairperson, the Compensation Committee Chairperson and the Nominating Governance Committee Chairperson is $18,500, $7,500 and $5,000, respectively.

Starting in 2012, the equity component of the director's compensation is valued at $110,000. Half of the annual equity package consists of restricted stock units and the other half consists of stock options. On February 1, 2012, our non-employee directors received an option grant to purchase 1,875 shares of our common stock. On May 11, 2012, our non-employee directors received an option grant to purchase 1,508 shares of our common stock and 1,022 restricted stock units . The options become exercisable one year after the grant date and expire ten years after the grant date. The restricted stock units vest one year from the grant date.